EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
Jeff Young Media Relations 617-444-3913 jyoung@akamai.com	--or--	Natalie Temple Investor Relations 617-444-3635 ntemple@akamai.com

AKAMAI ELECTS PAMELA J. CRAIG TO ITS BOARD OF DIRECTORS

Accenture Chief Financial Officer brings over 30 years of leadership and experience to the Akamai Board across a range of industries

CAMBRIDGE, MA – January 20, 2011 – Akamai Technologies, Inc. (NASDAQ: AKAM), the leading provider of cloud optimization services, today announced the election of Pamela J. Craig, chief financial officer at Accenture (NYSE: ACN), to the Akamai Board of Directors effective April 1, 2011.

A member of Accenture’s executive leadership team, Ms. Craig’s tenure at the global management consulting, technology services and outsourcing company spans more than three decades. As CFO, she is responsible for leading Accenture’s finance organization, which includes the corporate controllership, treasury, tax, investor relations, corporate transaction services, client and corporate finance, finance operations and strategic planning and analysis functions in different parts of the world.

“We are honored to welcome Pam to our Board of Directors, and we look forward to benefiting from her significant global management and consulting expertise,” said Paul Sagan, CEO of Akamai. “Pam’s global focus and insight on operational effectiveness, client development, and technology and systems integration will be invaluable to Akamai as we continue to innovate to make the Internet work better for business.”

Ms. Craig commented, “Akamai has dramatically transformed how many industries around the globe are leveraging the Internet for business success. I am looking forward to the opportunity to contribute to such a dynamic and innovative company.”

Prior to her leadership roles in finance, Ms. Craig was Group Director of Business Operations and Services, managing an annual budget of nearly $1.4 billion and an organization of 7,300 people around the world. She had direct global responsibility for Accenture’s geographic operations and IT organization as well as oversight responsibility for market image, strategy execution and operational issues in all of Accenture’s countries. She also served as Managing Partner of Accenture’s Global Media and Entertainment Industry Group, developing and managing the practice worldwide when first created in 1994.

During more than 20 years in consulting at Accenture, Ms. Craig focused on designing and building finance and performance management systems for consumer products, communications, media and other companies, helping clients build shared services organizations and integrate operations after mergers or other business formations.

Ms. Craig joined Accenture in 1979 and was elected a partner in 1991. In addition to her many contributions to the success of the company, she has played a key role in the advancement and retention of women at Accenture. Most notably, she led the launch of the Communications & High Tech operating group’s women’s initiative and the company’s first women’s program in Japan. She is also a member of the Committee of 200, a professional organization of preeminent women entrepreneurs and corporate leaders, and was recently recognized with a National Association of Female Executives and Entrepreneurs “Women of Excellence” award last month.

About Akamai

Akamai® provides market-leading, cloud-based services for optimizing Web and mobile content and applications, online HD video, and secure e-commerce. Combining highly-distributed, energy-efficient computing with intelligent software, Akamai’s global platform is transforming the cloud into a more viable place to inform, entertain, advertise, transact and collaborate. To learn how the world’s leading enterprises are optimizing their business in the cloud, please visit www.akamai.com and follow @Akamai on Twitter.

# # #